Filed Pursuant to Rule 424(b)(2)
Registration No. 333-55252
Registration No. 333-128779

PROSPECTUS SUPPLEMENT
(To prospectus dated March 14, 2001)
$1,000,000,000
$500,000,000 5.0% Notes due October 15, 2015
$500,000,000 5.5% Notes due October 15, 2035

          We will pay interest on the notes on April 15 and October 15 of each year beginning April 15, 2006. The 5.0% notes will mature on October 15, 2015 and the 5.5% notes will mature on October 15, 2035. We may redeem either series of notes in whole or in part at any time at the redemption prices set forth under “Description of Notes — Optional Redemption.”
          The notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered book-entry form and in denominations of $1,000 and integral multiples thereof.

			Proceeds to
	Public Offering	Underwriting	Lowe’s
	Price(1)	Discount	(before expenses)

Per 5.0% note due 2015	99.897%	.65%	99.247%
Total	$499,485,000	$3,250,000	$496,235,000
Per 5.5% note due 2035	99.17%	.875%	98.295%
Total	$495,850,000	$4,375,000	$491,475,000
Combined Total	$995,335,000	$7,625,000	$987,710,000

(1)	Plus accrued interest from October 6, 2005, if settlement occurs after that date
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 6, 2005.

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities	Banc of America Securities LLC

JPMorgan	SunTrust Robinson Humphrey	Piper Jaffray

Wedbush Morgan Securities Inc. Morgan Keegan & Company, Inc.	BB&T Capital Markets	BNY Capital Markets, Inc. Wells Fargo Securities

BNP Paribas NatCity Investments, Inc.	Barclays Capital Ramirez & Co., Inc.	LaSalle Financial Services, Inc. SBK-Brooks Investment Corp.

The date of this prospectus supplement is October 3, 2005.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT
          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated March 14, 2001, gives more general information, some of which does not apply to this offering.
          If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

WARNING REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions such as interest rate and currency fluctuations, rising gasoline and heating fuel prices, and other factors that could negatively affect our customers, as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, or a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the Securities and Exchange Commission (the “SEC”).
          You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
          No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate as an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.
          Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilizing the purchase of the notes to cover syndicate short positions and the imposition of penalty bids. For a description of those activities, see “Underwriting.”
          Except as otherwise indicated, all references in this prospectus supplement to “Lowe’s”, “the company”, “we” and “our” refer to Lowe’s Companies, Inc., and its consolidated subsidiaries.

LOWE’S COMPANIES, INC.
          With fiscal year 2004 sales of $36.5 billion, Lowe’s Companies, Inc. is a Fortune® 50 company, offering a complete line of home improvement products and services. We serve more than 11 million customers each week through more than 1,125 stores in 49 states. Lowe’s is the second largest home improvement retailer in the world and the 11th largest retailer in the United States. During the second quarter of 2005, we announced our plans to enter the Canadian market where we expect to open six to 10 stores in 2007 in the Toronto area, the fourth largest metropolitan market in North America.
          Our expansion continues as we open a new store on average every three days. Our expansion plans include two prototypes, a 116,000-square foot store for large markets and a 94,000-square foot store we use primarily to serve smaller markets. Both prototypes include a lawn and garden center. As of the end of the second fiscal quarter of 2005, our selling square footage totaled approximately 129 million square feet. In 2004 we opened 140 new stores, a significant portion of which were in metropolitan markets. During the first half of 2005, we opened a total of 54 new stores, including three relocations. We plan to open an additional 96 stores during the second half of the year for a total of 150 new stores in 2005. With the opening of these new stores, we are continuing our emphasis on cities with populations greater than 500,000 such as Boston, Chicago, Los Angeles, New York and Tampa.
          We are an active supporter of the communities we serve. We are a national partner with both the American Red Cross and Habitat for Humanity International, and we support numerous local charities. Through the Lowe’s Heroes volunteer program and the Home Safety Council, we provide help to civic groups with public safety projects and share important home safety and fire prevention information to residents of the many neighborhoods we serve.
          Headquartered in Mooresville, North Carolina, we are a 59-year old company that employs more than 175,000 people. Our management is committed to understanding and reflecting the diverse cultures of the communities we serve across the United States in staffing, business partnerships and the products we sell. We are also committed to making diversity and inclusion a natural part of the way we do business. We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW”.

USE OF PROCEEDS
          We estimate that the net proceeds from this offering will be approximately $986.6 million. We plan to use the net proceeds from the sale of the notes to repay outstanding indebtedness, for general corporate purposes, including capital expenditures, and to finance repurchases of shares of our common stock.
          We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

CAPITALIZATION
          The following table sets forth our capitalization at July 29, 2005. The as adjusted column below gives effect to this offering and the application of approximately $986.6 million of net proceeds from the sale of the notes. See “Use of Proceeds.”

	July 29, 2005

	Actual	As Adjusted

	(dollars in millions)
Cash and equivalents	$1,112	$2,099

Short-term debt	—	—

Current maturities of long-term debt	632	632

Long-term debt:
Medium-Term Notes — Series A, interest at 7.35% to 8.20%, final maturity in 2023	27	27
Medium-Term Notes — Series B, interest at 6.70% to 7.61%, final maturity in 2037	267	267
$300 million Debentures, interest at 6.88%, due February 15, 2028	297	297
$400 million Debentures, interest at 6.50%, due March 15, 2029	396	396
Capital Leases, interest at 2.03% to 19.57%, final maturity in 2029	387	387
Mortgage Notes, interest at 6.82% to 8.25%, final maturity in 2028	33	33
$500 million Notes, interest at 8.25%, due June 1, 2010	498	498
LYONs due February 16, 2021	415	415
Senior Convertible Notes, final maturity in 2021	490	490
Notes due 2015 offered hereby	—	500
Notes due 2035 offered hereby	—	500

Total long-term debt	2,810	3,810

Total debt	3,442	4,442

Shareholders’ equity:
Preferred stock, $5 par value, none issued	—	—
Common stock, $0.50 par value, 780,000,000 shares issued and outstanding	390	390
Capital in excess of par value	1,710	1,710
Accumulated other comprehensive income	1	1
Retained earnings	10,984	10,984

Total shareholders’ equity	13,085	13,085

Total capitalization	$16,527	$17,527

SELECTED CONSOLIDATED FINANCIAL INFORMATION
          We have derived the following results of operations and balance sheet data for and as of the end of fiscal years 2000, 2001, 2002, 2003 and 2004 from our audited consolidated financial statements. The selected financial data for the six months ended July 30, 2004 and July 29, 2005 have been derived from unaudited consolidated financial statements of Lowe’s. The unaudited financial information, in the opinion of management, contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the six months ended July 29, 2005 may not be indicative of the results to be achieved for the entire fiscal year. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Information Filed with the SEC” in this prospectus supplement.

	For the Year Ended										Six Months Ended

	February 2,		February 1,		January 31,		January 30,		January 28,		July 30,		July 29,
	2001		2002		2003		2004		2005		2004		2005

	(Dollars in millions, except per share data)
Selected statement of earnings data:
Net sales	$18,368		$21,714		$26,112		$30,838		$36,464		$18,850		$21,482
Gross margin	5,208		6,287		7,948		9,607		12,299		6,259		7,452
Earnings from continuing operations	784		969		1,479		1,829		2,176		1,152		1,428
Earnings from discontinued operations, net of tax	14		13		12		15		—		—		—
Net earnings	798		982		1,491		1,844		2,176		1,152		1,428
Basic earnings per share — continuing operations	$1.03		$1.25		$1.89		$2.33		$2.80		$1.47		$1.84
Basic earnings per share — discontinued operations	0.02		0.02		0.02		0.02		—		—		—
Basic earnings per share	1.05		1.27		1.91		2.35		2.80		1.47		1.84
Diluted earnings per share — continuing operations	1.02		1.21		1.84		2.26		2.71		1.43		1.78
Diluted earnings per share — discontinued operations	0.02		0.02		0.02		0.02		—		—		—
Diluted earnings per share	$1.04		$1.23		$1.86		$2.28		$2.71		$1.43		$1.78

Selected operating data:
Number of stores open at end of period	624		718		828		952		1,087		997		1,138
Selling square footage at end of period (in millions)	67.8		80.7		94.7		108.8		123.7		113.8		129.4
Comparable store sales changes	3%		3%		6%		7%		7%		7%		5%

Selected balance sheet data (at period end):
Total assets	$11,287		$13,546		$15,843		$18,751		$21,209		$19,596		$23,137
Long-term debt, excluding current maturities	2,698		3,734		3,736		3,678		3,060		3,664		2,810
Shareholders’ equity	$5,446		$6,584		$8,232		$10,216		$11,535		$10,442		$13,085

Other data:
Ratio of earnings to fixed charges(1)	6.09	x	6.04	x	8.74	x	10.62	x	12.30	x	13.08	x	15.22x

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges. “Fixed charges” includes interest expense, capitalized interest and the portion of rental expense that is representative of the interest factor in these rentals.

DESCRIPTION OF NOTES
          The following description of the particular terms of the notes offered hereby (referred to in the prospectus as “Debt Securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus, to which description reference is hereby made.
General
          The notes will be issued under an amended and restated indenture, dated as of December 1, 1995, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture, dated as of October 6, 2005, between us and the trustee (together, the “Senior Indenture”). You may request a copy of the Senior Indenture and the form of notes from the trustee.
          We will issue the notes in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples thereof. We do not intend to apply for the listing of the notes on a national securities exchange or for quotation of the notes on any automated dealer quotation system.
          The following statement relating to the notes and the Senior Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Senior Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Senior Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Senior Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of notes and the Senior Indenture.
          The notes will be our unsecured senior obligations. The cover page of this prospectus supplement sets forth the maturity dates, the aggregate principal amounts and the interest rates of the notes. The notes will bear interest from the date of issuance, payable semiannually on each April 15 and October 15, commencing April 15, 2006, to the persons in whose names the notes are registered at the close of business on the April 1 immediately preceding each April 15 or the October 1 immediately preceding each October 15. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time.
Optional Redemption
          The notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points with respect to the 2015 notes and 20 basis points with respect to the 2035 notes, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Senior Indenture.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
          “Quotation Agent” means the Reference Treasury Dealer appointed by us.
          “Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.
          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.
Book-Entry System
          The certificates representing the notes will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except under the circumstances described in the prospectus under the caption “Description of Debt Securities — Global Securities,” the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Our Debt Securities — Global Securities” in the prospectus.
          DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

Same-Day Funds Settlement and Payment
          Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.
          Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Concerning the Trustee
          The Bank of New York will be the trustee under the Senior Indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

UNDERWRITING
          Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Banc of America Securities LLC are acting as representatives, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

	Principal	Principal
	Amount of	Amount of
Underwriter	Notes due 2015	Notes due 2035

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$132,500,000	$132,500,000
Wachovia Capital Markets, LLC	132,500,000	132,500,000
Banc of America Securities LLC	60,000,000	60,000,000
J.P. Morgan Securities Inc.	30,000,000	30,000,000
SunTrust Capital Markets, Inc.	30,000,000	30,000,000
Piper Jaffray & Co.	30,000,000	30,000,000
Wedbush Morgan Securities Inc.	15,000,000	15,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	10,000,000	10,000,000
BNY Capital Markets, Inc.	10,000,000	10,000,000
Morgan Keegan & Company, Inc.	10,000,000	10,000,000
Wells Fargo Securities, LLC	10,000,000	10,000,000
BNP Paribas Securities Corp.	5,000,000	5,000,000
Barclays Capital Inc.	5,000,000	5,000,000
LaSalle Financial Services, Inc.	5,000,000	5,000,000
Natcity Investments, Inc.	5,000,000	5,000,000
Samuel A. Ramirez & Co., Inc.	5,000,000	5,000,000
SBK-Brooks Investment Corp.	5,000,000	5,000,000

Total	$500,000,000	$500,000,000

          The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .4% of the principal amount of the 5.0% notes and .5% of the principal amount of the 5.5% notes. The underwriters may allow, and the dealers may reallow, discount not in excess of .25% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
          The expenses of the offering, not including the underwriting discount, are estimated to be $1.1 million and are payable by us.
New Issue of Notes
          The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
Price Stabilization and Short Positions
          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. In particular, the affiliates of some of the underwriters are participants in our bank credit facility described in our filings with the SEC. They have received customary fees, commissions or other payments for these transactions.
          Robert A. Ingram and Peter C. Browning are members of our Board of Directors and the Board of Directors of Wachovia Corporation, the parent of Wachovia Capital Markets, LLC. O. Temple Sloan, Jr. and Paul Fulton are members of our Board of Directors and the Board of Directors of Bank of America Corporation, the parent of Banc of America Securities LLC.

LEGAL MATTERS
          The legality of the notes offered hereby will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.
EXPERTS
          The consolidated financial statements, the related consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
          With respect to the unaudited interim consolidated financial information for the three-month periods ended April 29, 2005 and April 30, 2004, and for the three-month and six-month periods ended July 29, 2005 and July 30, 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the three-month periods ended April 29, 2005 and April 30, 2004, and for the three-month and six-month periods ended July 29, 2005 and July 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.
INCORPORATION OF INFORMATION FILED WITH THE SEC
          The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.
          The following documents filed by us with the SEC (File No. 1-7898) are incorporated herein by reference and made a part hereof:

•	Our annual report on Form 10-K for the year ended January 28, 2005;

•	Our quarterly reports on Form 10-Q for the quarters ended April 29, 2005 and July 29, 2005; and

•	Our current reports filed on Form 8-K on February 2, 2005, February 23, 2005*, April 20, 2005 and June 3, 2005.

*	The information filed under Item 4.02 in this current report on Form 8-K is incorporated by reference herein. Any other information contained in this current report is not being incorporated by reference.

          You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:
Lowe’s Companies, Inc.
Attn: Investor Relations
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone: (704) 758-1000
          We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus supplement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.
          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Lowe’s Companies, Inc.
$1,500,000,000
Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

          We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may change. We cannot sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

This prospectus is dated March 14, 2001

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.
          This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	7 World Trade Center	Citicorp Center
Room 1024	Suite 1300	500 West Madison Street
Washington, D.C. 20549	New York, New York 10048	Suite 1400
Chicago, Illinois 60661-2511
          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
          This prospectus constitutes part of a registration statement on Form S-3 filed by Lowe’s under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF INFORMATION FILED WITH THE SEC
          The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	our filings with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.
          The following documents filed by Lowe’s with the SEC (file No. 1-7898) are incorporated herein by reference and made a part hereof: (i) Lowe’s Annual Report on Form 10-K for the fiscal year ended January 28, 2000; (ii) Lowe’s Quarterly Reports on Form 10-Q for the quarters ended April 28, 2000, July 28, 2000 and October 27, 2000; (iii) Lowe’s Current Reports on Form 8-K filed on June 8, 2000 and December 20, 2000; February 12, 2001 and February 23, 2001; and (iv) the description of Lowe’s common stock and preferred stock purchase rights contained in Lowe’s registration statements on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
          You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
T. Carson Anderson, IV
Lowe’s Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina 28697
Telephone: (336) 658-4385 or (888) 34LOWES
          We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.
          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.
          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WARNING REGARDING FORWARD-LOOKING STATEMENTS
          This Prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	Our sales are dependent upon the general economic health of the country, the level of repairs, remodeling and additions to existing homes, commercial building activity, and the availability and cost of financing. An economic downturn can impact sales because much of our inventory is purchased for discretionary projects, which can be delayed.

•	Our expansion strategy may be affected by environmental regulations, local zoning issues and delays. As we expand into major metropolitan areas, the availability and development of land, and more stringent land use regulations than we have traditionally experienced, may result in lengthening timelines for the opening of our stores.

•	Many of our products are commodities whose prices fluctuate erratically within an economic cycle, a condition true of lumber and plywood.

•	Our business is highly competitive, and as we expand to larger markets, and to the Internet, we may face new forms of competition which do not exist in some of the markets we have traditionally served.

•	The ability to continue our everyday competitive pricing strategy and provide the products that consumers want depends on our vendors providing a reliable supply of inventory at competitive prices.

•	On a short-term basis, weather may affect sales of product groups like lawn and garden, lumber, and building materials.
          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
          You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information that we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY
          Lowe’s Companies, Inc. is the world’s second largest home improvement retailer competing in a highly fragmented $400 billion industry. We serve more than four million do-it-yourself and commercial business customers weekly through more than 650 stores in 40 states. At the end of the third quarter 2000, our retail square footage totaled approximately 64 million square feet. Headquartered in Wilkesboro, North Carolina, our 55-year-old company employs over 100,000 people. We anticipate opening 115 to 125 stores, which includes relocating 10 to 15 older, smaller format stores, under our 2001 expansion plan.
          Lowe’s gives back to the communities it serves through programs and volunteer involvement. Lowe’s contributes regularly to nonprofit organizations in towns and cities throughout Lowe’s territory. Through the “Lowe’s Heroes” programs and Lowe’s Home Safety Council, Lowe’s provides civic groups help with public safety projects and shares important home safety and fire prevention information with neighborhoods across the country.
          Lowe’s is incorporated in North Carolina and has been a publicly held company since October 10, 1961. Our stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the London Stock Exchange with shares trading under the ticker symbol LOW.
USE OF PROCEEDS
          Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities:

•	to finance the purchase of land, buildings and equipment for new and existing stores,

•	to repay indebtedness,

•	to repurchase our outstanding securities, and

•	for other general corporate purposes.
          We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.
RATIO OF EARNINGS TO FIXED CHARGES
          Lowe’s historical ratio of earnings to fixed charges is shown in the table below. “Earnings” consists of income before income taxes and fixed charges. “Fixed charges” consists of interest on indebtedness (including capitalized interest) and a share of rental expense deemed to be representative of interest.

	Nine Months
	Ended		Fiscal Years Ended On

	10/27/00	10/29/99	1/28/00	1/29/99	1/30/98	1/31/97	1/31/96

Ratio of earnings to fixed charges	7.44	6.77	6.50	5.86	5.95	5.79	5.25

DESCRIPTION OF OUR DEBT SECURITIES
          The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional terms of the debt securities in a prospectus supplement.
          As required by federal law for all publicly offered notes and debentures, the debt securities that we offer with this prospectus are governed by documents called “indentures.” We will issue senior debt securities under an Amended and Restated Indenture, dated as of December 1, 1995, between Lowe’s and Bank One, N.A., (formerly known as The First National Bank of Chicago), as trustee. We refer to this indenture as the “Senior Indenture.” We will issue our subordinated debt securities under the Indenture between Lowe’s and The Bank of New York, as trustee. We refer to this indenture as the “Subordinated Indenture.” As trustees, Bank One and The Bank of New York serve two roles. First, the trustees can enforce your rights against us should we default on the debt securities. Second, the trustees assist in administering our obligations under the debt securities, such as payments of interest.
          Below, we describe the indentures and summarize some of their provisions. However, we have not described every aspect of the debt securities. You should refer to the actual indentures for a complete description of their provisions and the definitions of terms used in them. In this prospectus, we provide only the definitions for some of the more important terms in the indentures. In addition, we also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the prospectus supplement. Unless we state otherwise, the section numbers refer to the applicable sections for both indentures.
          The indentures are exhibits to the registration statement. See “WHERE YOU CAN FIND MORE INFORMATION” for information on how to obtain a copy of the indentures for your review.
General Terms of Our Debt Securities.
          The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series. (Section 301). In addition, neither the indentures nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur. “Senior Indebtedness” is defined below in the subsection “Subordination of Our Subordinated Debt Securities.”
          Under the Senior Indenture, we have outstanding:

•	$500 million of 7 1/2% Senior Notes due December 15, 2005,

•	$500 million of 8 1/4% Senior Notes due June 1, 2010,

•	$100 million of Senior Notes due December 15, 2005,

•	$268 million of Medium Term Notes, Series B, at rates ranging from 6.70% to 7.61% with final maturities ranging from September 1, 2007 to May 15, 2037,

•	$300 million of 6 7/8% Debentures due February 15, 2028, and

•	$400 million of 6 1/2% Debentures due March 15, 2029.
          We have outstanding under a separate senior indenture an additional $121 million of Medium Term Notes, Series A, at rates ranging from 7.08% to 8.20% and with final maturities from February 12, 2001 to January 11, 2023.
          The senior debt securities will be our unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The senior debt securities will be subordinated to our secured indebtedness and that of our subsidiaries and to any unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not pay on the senior debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries. At December 29, 2000, we had $201.6 million of secured indebtedness outstanding and $2,319.5 million of unsecured indebtedness outstanding. At December 29, 2000, our subsidiaries had $126.3 million of secured unsubordinated indebtedness outstanding.
          The subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment to all senior indebtedness.
          The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture applicable to the issue of debt securities, will be described in the prospectus supplement.
          This description will contain all or some of the following as applicable:

•	the title of the debt security;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the price that we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, to be established for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the payment and record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest, if any, on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•	the respective redemption and repayment rights, if any, of Lowe’s and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•	any provisions relating to the conversion or exchange of the debt securities;

•	any addition to or change in the affirmative or negative covenants, if any, to be imposed upon us relating to any of the debt securities;

•	any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•	whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system;

•	any other specific terms, conditions and provisions of the debt securities; and

•	the conversion price and other terms of any debt securities that a holder may convert into our common stock before our redemption, repayment or repurchase of those convertible debt securities.

          Unless the prospectus supplement provides differently, the trustees will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at their offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities. (Sections 305 and 1002).
          Unless the prospectus supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge associated with the registration. (Sections 302 and 305).
          We may issue debt securities as Original Issue Discount Securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. The prospectus supplement will describe any special federal income tax and other considerations applicable to these securities.
Covenants Applicable to Our Senior Debt Securities.
          Unless stated otherwise in the applicable prospectus supplement, senior debt securities will have the benefit of the following covenants, and subordinated debt securities will not. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Senior Indenture.” Capitalized terms not defined there are defined in the Senior Indenture.
Restrictions on Debt.
          The Senior Indenture provides that as long as we have any senior debt securities outstanding:

•	we will not, and we will not permit any of our subsidiaries to, incur, issue, assume or guarantee any Debt secured by

—	a Mortgage on any Principal Property of Lowe’s or any subsidiary; or

—	any shares of Capital Stock or Debt of any subsidiary,
unless all outstanding senior debt securities will be secured equally and ratably with the secured Debt, so long as the secured Debt is secured; and

•	we will not permit any of our subsidiaries to incur, issue, assume or guarantee any unsecured Debt or to issue any preferred stock, unless the aggregate amount of all the secured Debt together with the aggregate preferential amount to which the preferred stock would be entitled on any involuntary distribution of assets and all Attributable Debt of Lowe’s and our subsidiaries in respect of sale and leaseback transactions would not exceed 10% of our Consolidated Net Tangible Assets.
          This restriction does not apply to the following Debts, which we exclude in computing Debt for the purpose of the restriction:

•	Debt secured by Mortgages on any property acquired, constructed or improved by Lowe’s or any subsidiary after December 1, 1995, which Mortgages are created or assumed contemporaneously with, or within 30 months after, the acquisition, or completion of the construction or improvement, or within six months thereafter under a firm commitment for financing arranged with a lender or investor within the 30-month period, to secure or provide for the payment of all or any part of the purchase price of the property or the cost of the construction or improvement incurred after December 1, 1995 or Mortgages on any property existing at the time of its acquisition if any such Mortgage does not apply to any property previously owned by us or any subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located;

•	Debt of any corporation existing at the time the corporation is merged with or into Lowe’s or a subsidiary;

•	Debt of any corporation existing at the time the corporation becomes a subsidiary;

•	Debt of a subsidiary or of a subsidiary’s subsidiary;

•	Debt, such as industrial reserve bonds, secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in gross income of the holder; and

•	the extensions, renewals or replacements of any Debt referred to in the above clauses.
          This restriction does not apply to any issuance of preferred stock by a subsidiary to Lowe’s or another subsidiary, provided that the preferred stock is thereafter not transferable to any Person other than Lowe’s or a subsidiary. (Senior Indenture, Section 1008).
Restrictions on Sales and Leasebacks.
          The Senior Indenture provides that we will not, and we will not permit any subsidiary to, after December 1, 1995, enter into any transaction involving the sale and subsequent leasing back of Lowe’s or any of its subsidiaries of any Principal Property, unless, after giving effect to the sale and leaseback transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Debt to which Section 1008 of the Senior Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease in the transaction is for a period (including renewal rights) not exceeding three years;

•	Lowe’s or a subsidiary, within 180 days after the transaction, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased under the arrangement or the fair market value of the Principal Property leased at the time of entering into the arrangement (as determined by the Board of Directors) to, with some restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the Senior Debt Securities or the retirement of Funded Debt of a subsidiary;

•	the transaction is entered into before, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of its construction;

•	the lease in the transaction secures or relates to obligations issued by a state, territory or possession or the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or

•	the transaction is entered into between Lowe’s and a subsidiary or between subsidiaries.
(Senior Indenture, Section 1009).
Definitions of Key Terms in the Senior Indenture.
          The Senior Indenture defines the following terms used in this subsection:
          “Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by the Person under the lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the date at the rate of 10% per annum compounded annually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to the period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease after the first date upon which it may be so terminated.
          “Capital Stock”, as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether the capital stock will be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.
          “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent balance sheet of Lowe’s and our consolidated subsidiaries and computed under generally accepted accounting principles.
          “Debt” means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed.
          “Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date at the option of the borrower.
          “Preferred stock” means any class of our stock that has a preference over common stock in respect of dividends or of amounts payable in the event of our voluntary or involuntary liquidation, dissolution or winding up and that is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the Holder, otherwise than in shares of common stock or preferred stock of another class or series or with the proceeds of the sale of common stock or preferred stock.
          “Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling home improvement products or the manufacturing, warehousing or distributing of the products, owned or leased by us or any of our subsidiaries. (Senior Indenture, Section 101).
Subordination of Our Subordinated Debt Securities.
          Our obligations to make any payment on account of the principal of and premium, if any, and interest on the subordinated debt securities will be subordinate and junior in right of payment, to the extent described in the Subordinated Indenture, to all of our senior indebtedness. (Subordinated Indenture, Article 14).
          If we default in the payment of any principal of or any premium or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until we have cured the default, or it is waived or ceases to exist, we will not make or agree to make any direct or indirect payment, in cash, property, securities, by set-off or otherwise, for principal of or any premium or interest on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities. (Subordinated Indenture, Section 1401).

          “Senior Indebtedness” is defined in the Subordinated Indenture as:

•	all of our indebtedness for money borrowed or constituting reimbursement obligations with respect to letters of credit and interest or currency swap agreements, including indebtedness secured by a mortgage, conditional sales contract or other lien that is:

—	given to secure all or a part of the purchase price of the property subject to the mortgage, conditional sales contract or other lien thereto, whether given to the vendor of the property or to another, or

—	existing on property at the time of acquisition thereof;

•	all of our indebtedness evidenced by notes, debentures, bonds or other securities that we sold for money;

•	lease obligations, including but not limited to capitalized lease obligations;

•	all indebtedness of others of the kinds described in either of the preceding first or second clauses and all lease obligations and obligations of others of the kind described in the preceding third clause assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

•	all, whether initial or seriatim, renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding first, second or fourth clauses and all renewals or extensions of leases of the kinds described in either of the preceding third or fourth clauses; unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that the indebtedness, lease, renewal, extension, deferral, increase, modification or refunding is not superior in right of payment to the subordinated debt securities or is expressly subordinated by its terms in right of payment to all of our other indebtedness, including the subordinated debt securities.
          We will first pay in full all senior indebtedness before making any payment or distribution, whether in cash, securities or other property, to holders of subordinated debt securities in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

•	any proceeding for our voluntary or involuntary liquidation, dissolution or other winding up, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by us for the benefit of creditors; or

•	any other marshalling of our assets.
          In that event, any payment or distribution on account of the principal of or any premium or interest on the subordinated debt securities, whether in cash, securities or other property, other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment, which would otherwise, but for the subordination provisions, be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness under the priorities then existing among the holders until all senior indebtedness, including any interest thereon accruing after the commencement of any such proceedings has been paid in full.
          In the event of a proceeding, after payment in full of all sums owing with respect to senior indebtedness, the holders of subordinated debt securities, together with the holders of any of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on account of unpaid principal of and premium, if any, and interest on the subordinated debt securities and the other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any of our capital stock or obligations ranking junior to the subordinated debt securities and the other obligations.
          If any payment or distribution on account of the principal of or any premium or interest on the subordinated debt securities of any character, whether in cash, securities or other property, other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, or any security is received by the trustee or any holder of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the senior indebtedness is paid in full, the payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding under the priorities then existing among the holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all the senior indebtedness in full. (Subordinated Indenture, Section 1401).
          By reason of this subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, and any holders of the subordinated debt securities having a claim under the subordinated debt securities may receive less, ratably, than our other creditors. The subordination will not prevent the occurrence of an event of default of the subordinated debt securities. “Events of default” are described below in the subsection “Events of Default.”
The Effect of Our Corporate Structure on Our Payment of the Debt Securities.
          The debt securities are the obligations of Lowe’s exclusively. Because our operations are currently conducted through subsidiaries, the cash flow and the consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and various business considerations.
          Although the Senior Indenture limits the incurrence of the indebtedness, as described above in the subsection “Covenants Applicable to Our Senior Debt Securities,” the debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.
No Restriction on Sale or Issuance of Stock of Subsidiaries.
          The indentures contain no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. They also do not prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

Consolidation, Merger and Sale of Assets.
          Without the consent of the holders of any of the outstanding debt securities, we may consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation organized under the laws of any domestic jurisdiction, as long as:

•	the successor corporation assumes our obligations on the debt securities and under the indentures;

•	after giving effect to the transaction no event of default, and no event that, after notice or become an event of default, has occurred and is continuing; and

•	other conditions described in the indentures are met. (Section 801).
Events of Default.
          The following are “events of default” with respect to debt securities of any series:

•	default for 30 days in payment when due of any interest on any debt security of the series or any additional amount payable with respect to debt securities of the series as specified in the applicable prospectus supplement;

•	default in payment when due of principal, premium, if any, or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of the series;

•	default for 60 days after notice from the applicable trustees or from the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, in the performance of any other agreement in the debt securities of the series, in the indentures or in any supplemental indenture or board resolution referred to in the notice under which the debt securities of the series may have been issued;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and the acceleration is not rescinded or annulled within ten days after written notice of the default to us or to us and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, as long as the event of default will be cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged; and

•	events of bankruptcy, insolvency or reorganization of Lowe’s more fully described in the indentures. (Section 501).
          The prospectus supplement will describe any additional events of default that may be added to the indenture for a particular series of debt securities (Section 301). No event of default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an event of default with respect to any other series of debt securities issued under the indentures.
          The indentures provide that the trustee for any series of debt securities will, within ninety days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that:

•	except in the case of default in payment on the debt securities of the series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the debt securities of that series, and

•	no notice of a default made in the performance of any covenant or a breach of any warranty contained in the indentures will be given until at least 60 days after the occurrence thereof.

          “Default” means any event that is, or, after notice or passage of time or both, would be, an event of default. (Section 602).
          If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the principal amount (or, if the debt securities of the series are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of the series to be due and payable immediately. At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 502).
          The indentures provide that, except for the duty of the trustees in the case of an event of default to act with the required standard of care, the trustees will be under no obligation to exercise any of these rights or powers under the indentures at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustees. (Sections 601 and 603). Except as limited by the provisions for the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees with respect to the debt securities of the series. (Section 512).
          We are required to furnish annually to the trustees a statement as to our performance of some of our obligations under the indentures and as to any default in our performance. (Section 1005).
Global Securities.
          We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary bank identified in the prospectus supplement relating to the series. We will register the global securities in the name of the depositary bank or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary bank or its nominee may not transfer the global certificate except to each other, another nominee or to their successors and except as described in the applicable prospectus supplement. (Section 303).
          The prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent. We anticipate that the following provisions will apply to all depositary arrangements.
          Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depositary bank for the global security, the depositary bank will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions, also referred to as “participants,” that have accounts with the depositary bank or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution or placement of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.
          Ownership of beneficial interests by participants in the global security will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the depositary bank or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through the participants will be effected only through book-keeping entries to, records maintained by the participants.

          The laws of some jurisdictions require that some of the purchasers of securities take physical delivery of the securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any global security.
          So long as the depositary bank for a global security or its nominee is the registered owner of the global security, the depositary bank or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below or otherwise specified in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities of the series represented by the global security registered in their names,

•	will not receive or be entitled to receive physical delivery of debt securities of the series in definitive certificated form, and

•	will not be considered the holders thereof for any purposes under the indenture.
          Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary bank and, if the person is not a participant, on the procedures of the participant through which the person directly or indirectly owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depositary bank may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the indenture. (Section 104).
          We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action that a holder is entitled to give or take under the indenture, the depositary bank for the global security would authorize the participants holding the relevant beneficial interest to give notice or take action, and the participants would authorize beneficial owners owning through the participants to give notice or take action or would otherwise act upon the instructions of beneficial owners owning through them.
          Principal and any premium and interest payments on debt securities represented by a global security registered in the name of a depositary bank or its nominee will be made to the depositary bank or its nominee, as the case may be, as the registered owner of the global security. None of us, the trustee or any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. (Section 308).
          We expect that the depositary bank for any series of debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary bank. We also expect that payments by participants to owners of beneficial interests in the global security or securities held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.
          If the depositary bank for any series of debt securities represented by a global security is at any time unwilling or unable to continue as depositary bank and we do not appoint a successor depositary bank within 90 days, we will issue the debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in the event, will issue debt securities of the series in definitive certificated form in exchange for the global security representing the series of debt securities. (Section 305).

          Further, at our discretion, an owner of a beneficial interest in a global security representing debt securities of a series may, on terms acceptable to us and the depositary bank for the global security, receive debt securities of the series in definitive certificated form. Debt securities of the series issued in definitive certificated form will, except as described in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form. (Section 305).
Modification and Waiver of the Indentures.
          We and the applicable Trustee may modify or amend the indentures with the consent of the holders of a majority in principal amount of the debt securities of all affected series. However, we must have the consent of the holders of all of the affected outstanding debt securities to:

•	change the stated maturity date of the principal of, or any installment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the principal, premium, interest or amount payable on redemption of any debt security;

•	change the method of calculation of any premium, interest or amount payable on redemption of any debt security;

•	reduce the amount of principal of a debt security payable on acceleration of the maturity of the debt security;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair a holder’s conversion rights;

•	impair a holder’s right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of the debt security, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with some of the provisions of the indentures or for waiver of some of the defaults.
(Sections 901 and 902).
          The holders of a majority in principal amount of the debt securities of all affected series may, on behalf of the holders of all the debt securities, waive:

•	our compliance with some of the restrictive provisions of the indentures, and

•	any past default under the indentures with respect to the debt securities.
          They may not waive:

•	a default in the payment of the principal of, or premium or interest on, any debt security, or

•	a provision that, under the indentures, requires the consent of the holders of all of the affected outstanding debt securities for modification or amendment.
(Section 513).

Regarding the Trustees.
          Bank One, N.A. (formerly known as The First National Bank of Chicago) is the trustee under the Senior Indenture. Notice to the senior trustee should be directed to:
Corporate Trust Office
1 Bank One Plaza
Suite IL1-0126
Chicago, Illinois 60670-0126
Attention: Corporate Trust Administration.
          The Bank of New York is the trustee under the Subordinated Indenture. Notice to the subordinated trustee should be directed to:
Corporate Trust Office
101 Barclay Street
New York, New York 10007.

DESCRIPTION OF OUR PREFERRED STOCK
General.
          The following is a summary of some of the important terms of our preferred stock. You should review the applicable North Carolina law and our Restated and Amended Charter and Bylaws for a more complete description of our preferred stock.
          Our Charter authorizes us to issue 5,000,000 shares of preferred stock. We may amend our Charter from time to time to increase the number of authorized shares of preferred stock. Any amendment requires the approval of the holders of a majority of the outstanding shares of common stock and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series. As of the date of this prospectus, we had no shares of preferred stock outstanding.
          The Board of Directors is authorized to designate with respect to each new series of preferred stock:

•	the number of shares in each series;

•	the dividend rates and dates of payment;

•	voluntary and involuntary liquidation preferences;

•	redemption prices;

•	whether dividends will be cumulative and, if cumulative, the date or dates from which they will be cumulative;

•	the sinking fund provisions, if any, for redemption or purchase of shares;

•	the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series; and

•	the voting rights, if any.
          We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock. The Board of Directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock and, under some circumstances, may discourage an attempt by others to gain control of us.
          The prospectus supplement relating to each series of the preferred stock will describe the following terms:

•	title and stated value of the series;

•	the number of shares in the series;

•	the dividend payment dates and the dividend rate or method of determination or calculation of the terms applicable to the series;

•	applicable redemption provisions, if any;

•	sinking fund or purchase fund provisions, if any;

•	the fixed liquidation price and fixed liquidation premium, if any, applicable to the series;

•	the rate or basis of exchange or conversion into other securities or method of determination thereof applicable to the series, if any;

•	the conversion rights, if any;

•	applicable voting rights; and

•	any other applicable terms.

Redemption.
          A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, the series’ redemption may be mandatory under a sinking fund. In each case, the prospectus supplement will describe the terms, times and redemption policies of the series.
          The prospectus supplement relating to a series of preferred stock that is mandatorily redeemable will specify the number of shares of the series of preferred stock that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.
          If we redeem fewer than all the outstanding shares of any series of preferred stock, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors or its duly authorized committee, or by any other method the Board of Directors or its committee determines to be equitable. From and after the date of redemption, unless we default in providing for the payment of the redemption price, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders will cease, except their right to receive the redemption price.
Conversion Rights; No Preemptive Rights.
          The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.
Dividend Rights.
          The holders of the preferred stock of each series will be entitled to receive, if and when declared payable by the Board of Directors, out of assets available therefor, dividends at, but not exceeding, the dividend rate for the series, which may be fixed or variable, payable at such intervals and on the dates as described in the Board of Directors’ resolution creating the series. If the intervals and dividend payment dates will vary from time to time for the series, the resolution will describe the method by which the intervals and the dates will be determined. Dividends on preferred stock will be paid before any dividends, other than a dividend payable in common stock, may be paid upon or set apart for any shares of capital stock ranking junior to the preferred stock in respect of dividends or liquidation rights, which is referred to in this prospectus as “stock ranking junior to the preferred stock”.
Voting Rights.
          Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by the laws of the State of North Carolina or other applicable law, the holders of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of the preferred stock are entitled to vote.
          However, as more fully described below in the subsection entitled “Depositary Shares,” if we elect to issue depositary shares representing a fraction of a share of preferred stock, each depositary share will, in effect, be entitled to a fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of the series, on matters on which holders of the series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in the series, not the aggregate liquidation preference or initial offering price of the shares of the series of preferred stock.
          In addition to the foregoing voting rights, under the North Carolina Business Corporation Act as now in effect, the holders of preferred stock will have the voting rights described in the above subsection entitled “General” with respect to amendments to our Charter that would increase the number of authorized shares of our preferred stock.

Liquidation Rights.
          In the event of our liquidation, dissolution or winding up, the holders of preferred stock will be entitled to receive, for each share thereof, the fixed liquidation or stated value for the respective series together in all cases with all dividends accrued or in arrears on the preferred stock, before any distribution of the assets will be made to the holders of any stock ranking junior to the preferred stock, such as our common stock. If the assets distributable among the holders of preferred stock would be insufficient to permit the payment of the full preferential amounts fixed for all series, then the distribution will be made among the holders of each series ratably in proportion to the full preferential amounts to which they are each entitled.
Depositary Shares.

General.
          We may, at our option, elect to offer fractional, rather than full, shares of preferred stock. In the event we exercise the option, we will issue to the public receipts for depositary shares. Each receipt will represent a fraction of a share of a particular series of preferred stock as described below and in the applicable prospectus supplement.
          The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The deposit agreement may provide that each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption and liquidation rights.
          The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.
          Pending the preparation of definitive engraved depositary receipts, the depositary bank may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Withdrawal of Preferred Stock.
          Upon surrender of the depositary receipts to the depositary bank, the owner of the depositary shares is entitled to delivery of the number of whole shares of preferred stock represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary bank will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. The depositary bank will not distribute fractional shares of preferred stock or cash instead of the fractional shares. Consequently, a holder of a depositary receipt representing a fractional share of preferred stock would be able to liquidate his position only by sale to a third party in a public trading market transaction or otherwise, unless the depositary shares are redeemed by us or converted by the holder.

Dividends and Other Distributions.
          The depositary bank will distribute all cash dividends or other cash distributions that it receives on the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of the depositary shares owned by the holders.
          In the event of a distribution other than in cash, the depositary bank will distribute property that it receives to the record holders of depositary shares entitled to the property. However, if the depositary bank determines that it is not feasible to make the distribution, the depositary bank may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares.
          If a series of preferred stock represented by depositary shares is redeemable, the depositary shares will be redeemed from the proceeds that the depositary bank receives resulting from the redemption, in whole or in part, of the series of preferred stock that the depositary bank holds. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary bank, the depositary bank will redeem as of the same redemption date the number of depositary shares representing the shares of redeemed preferred stock. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary bank may determine.

Voting the Preferred Stock.
          Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary bank will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary bank as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary bank will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares under the instructions, and we will agree to take all action that the depositary bank deems necessary to enable the depositary bank to do so. The depositary bank may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Depositary Agreement.
          At any time, we may agree with the depositary bank to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding has approved the amendment. We or the depositary bank may terminate the deposit agreement only if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a final distribution on the preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary Bank.
          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary bank in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and the other charges, including any fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement for their accounts.

Miscellaneous.
          The depositary bank will forward to holders of depositary receipts all required reports and communications from us that are delivered to the depositary bank.
          Neither we nor the depositary bank will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing the obligations under the deposit agreement. Those obligations will be limited to performance in good faith of the duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary bank may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary Bank.
          The depositary bank may resign at any time by delivering to us notice of its election to do so. We may remove the depositary bank at any time. Any resignation or removal will take effect upon the appointment of a successor depositary bank and its acceptance of the appointment. The successor depositary bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous.
          The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable.

DESCRIPTION OF OUR COMMON STOCK
General.
          The following is a summary of some of the terms of our common stock. For a more complete description of our common stock, you should review the applicable North Carolina law, our Charter and Bylaws, and the Amended and Restated Rights Agreement, dated December 2, 1999, between us and Equiserve Trust Company, N.A., as rights agent.
          Our Charter authorizes us to issue 1,400,000,000 shares of common stock. As of December 29, 2000, we had approximately 383,412,356 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive dividends when our Board of Directors declares them out of funds legally available therefor. Dividends may be paid on the common stock only if all dividends on any outstanding preferred stock have been paid or provided for.
          The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive or conversion rights, and we may not make further calls or assessments on our common stock.
          In the event of our voluntary or involuntary dissolution, liquidation or winding up, holders of common stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of our remaining assets available for distribution.
          Directors are elected by a vote of the holders of common stock. Holders of common stock are not entitled to cumulative voting rights.
          Equiserve Trust Company, N.A. of Boston, Massachusetts, acts as the transfer agent and registrar for the common stock.
Preferred Share Purchase Rights.
          In 1998, under our Shareholder Rights Plan, we distributed as a dividend one right for each outstanding share of common stock. Each right entitles the holder to buy one one-thousandth of a share of Participating Cumulative Preferred Stock, Series A, at an exercise price of $152.50, which we may adjust at a later time.
          The rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of our outstanding common stock. When exercisable, we may issue a share of common stock in exchange for each right other than those held by the person or group. If a person or group acquires 30% or more of the outstanding common stock, each right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire preferred stock or, at our option, common stock, having a value equal to twice the right’s exercise price. If we are acquired in a merger or other business combination or if 50% of our earnings power is sold, each right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the right.
          The rights will expire on September 9, 2008, and may be redeemed by us at a price of $.001 per right at any time before the tenth day after an announcement that a 15% position has been acquired.
          Until a person or group acquires or announces a tender offer for 15% or more of the common stock:

•	the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, and

•	the surrender for transfer of any certificate for common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate.

          Rights may not be transferred, directly or indirectly:

•	to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the rights, referred to as an “acquiring person;”

•	to any person in connection with a transaction in which such person becomes an acquiring person; or

•	to any affiliate or associate of an acquiring person.
Any right that is the subject of a purported transfer to an acquiring person will be null and void.
          The rights may have some anti-takeover effects. The rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of our common stock if some events thereafter occur without the rights having been redeemed. However, the rights should not interfere with any merger or other business combination approved by the Board of Directors and the shareholders because the rights are redeemable in some circumstances.
Change of Control Provisions.
          Some provisions of our Charter and of North Carolina law govern the rights of holders of common stock with the intention of affecting any attempted change of control of Lowe’s.
Board of Directors.
          Our Charter classifies the Board of Directors into three separate classes, with the term of one-third of the directors expiring at each annual meeting. Removal of a director requires the affirmative vote of 70% of outstanding voting shares. These provisions make it more difficult for holders of our common stock to gain control of the Board of Directors.
Fair Price Provisions.
          Provisions of our Charter, which we will refer to as the “fair price provisions,” limit the ability of an interested shareholder to effect some transactions involving us. An “interested shareholder” is one who beneficially owns 20% or more of our outstanding voting shares.
          Unless the fair price provisions are satisfied, an interested shareholder may not engage in a business combination, which includes a merger, consolidation, share exchange or similar transaction, involving us unless approved by 70% of our outstanding voting shares. In general, the fair price provisions require that an interested shareholder pay shareholders the same amount of cash or the same amount and type of consideration paid by the interested shareholder when it initially acquired our shares.
          The fair price provisions are designed to discourage attempts to acquire control of us in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation’s stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. Due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to obtain control of us.
North Carolina Shareholder Protection Act.
          The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of our voting shares to approve a business combination with any person that beneficially owns 25% of the voting shares of the corporation unless the “fair price” provisions of the Act are satisfied. The statute’s intended effect is similar to the fair price provisions of our Charter.

DESCRIPTION OF OUR WARRANTS
          We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue the warrants independently or together with any other offered securities, and they may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
          If we issue warrants, copies of the forms of the warrant agreement and the certificate evidencing the warrants will be incorporated by reference in the registration statement of which this prospectus is a part. You should refer to those documents for a more complete description of the warrants.
          The applicable prospectus supplement may describe the following terms of the warrants:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities may be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Description of Currency Warrants.
          We may issue (either separately or together with other offered securities) currency warrants (the “offered currency warrants”). We may issue the offered currency warrants:

•	in the form of currency put warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to purchase a designated amount of U.S. dollars for a designated amount of a specified foreign currency (a “base currency”),

•	in the form of currency call warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to sell a designated amount of U.S. dollars for a designated amount of a base currency, or

•	in another form as may be specified in the applicable prospectus supplement.
          A currency warrant will not require or entitle the owners to sell, deliver, purchase or take delivery of any base currency. The currency warrants will be issued under warrant agreements (each a “currency warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “currency warrant agent”), identified in the prospectus supplement.
          Because this section is a summary, it does not describe every aspect of the currency warrants and currency warrant agreement. We urge you to read the currency warrant agreement because it, and not this description, defines your rights as a holder of currency warrants. If we issue warrants, copies of the forms of the warrant agreement and the certificate evidencing the warrants will be incorporated by reference in the registration statement of which this prospectus is a part. You should refer to those documents for a more complete description of the warrants.
General.
          You should read the prospectus supplement for the terms of the offered currency warrants, including the following:

•	The title and aggregate number of the currency warrants.

•	The material risk factors relating to the currency warrants.

•	Whether the currency warrants will be currency put warrants, currency call warrants, both puts and calls or otherwise.

•	The formula for determining the cash settlement value, if applicable, of each currency warrant.

•	The procedures and conditions relating to the exercise of the currency warrants.

•	The date on which the right to exercise the currency warrants will commence and the date (the “currency warrant expiration date”) on which this right will expire.

•	The circumstances, in addition to their automatic exercise upon the currency warrant expiration date, that will cause the currency warrants to be deemed to be automatically exercised.

•	Any minimum number of the currency warrants that must be exercised at any one time, other than upon automatic exercise.

•	Whether the currency warrants are to be issued with any other offered securities and, if so, the amount and terms of these other securities.

•	Any other terms of the currency warrants.
          The prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.
          If currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar, will determine whether the currency warrants have a cash settlement value on any given day prior to their expiration. The currency warrants are expected to be “out-of-the-money” (i.e., the cash settlement value will be zero) when initially sold and will be “in-the-money” (i.e., their cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the price determined for the base currency in the prospectus supplement (the “strike price”) or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent one U.S. dollar is worth less than the strike price.

          “Cash settlement value” on an exercise date (as this term will be defined in the prospectus supplement) is an amount that is the greater of:

•	zero, and

•	the amount computed, in the case of currency put warrants, by subtracting from a constant or, in the case of currency call warrants, by subtracting the constant from, an amount equal to the constant multiplied by a fraction, the numerator of which is the strike price and the denominator of which is the spot exchange rate of the base currency for U.S. dollars on the exercise date (the “spot rate”), as the spot rate is determined pursuant to the currency warrant agreement.
          Information concerning the historical exchange rates for the base currency will be included in the prospectus supplement.
          There will be a time lag between the time that an owner of currency warrants gives instructions to exercise the currency warrants and the time that the spot rate relating to the exercise is determined, as described in the prospectus supplement.
          Currency warrants will be our unsecured contractual obligations and will rank on a parity with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.
Book-Entry Procedures and Settlement.
          Unless otherwise provided in the prospectus supplement, each issue of currency warrants will be issued in book-entry form and represented by a single global currency warrant certificate, registered in the name of a depositary or its nominee. Owners will generally not be entitled to receive definitive certificates representing currency warrants. An owner’s ownership of a currency warrant will be recorded on or through the records of the bank, broker or other financial institution that maintains the owner’s account. In turn, the total number of currency warrants held by an individual bank, broker or other financial institution for its clients will be maintained on the records of the depositary. Transfer of ownership of any currency warrant will be effected only through the selling owner’s brokerage firm. Neither the currency warrant agent nor we will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests of global currency warrant certificates or for maintaining, supervising or reviewing records relating to the beneficial ownership interests.
          The cash settlement value on exercise of a currency warrant will be paid by the currency warrant agent to the appropriate depositary participant. Each participant will be responsible for disbursing the payments to the beneficial owners of the currency warrants that it represents and to each bank, broker or other financial institution for which it acts as agent. Each bank, broker or other financial institution will be responsible for disbursing funds to the beneficial owners of the currency warrants that it represents.
          If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue currency warrants in definitive form, in exchange for the global currency warrant. In addition, we may at any time determine not to have the currency warrants represented by a global currency warrant and, in that event, will issue currency warrants in definitive form, in exchange for the global currency warrant. In either instance, an owner of a beneficial interest in the global currency warrant will be entitled to have a number of currency warrants equivalent to the beneficial interest registered in its name and will be entitled to physical delivery of the currency warrants in definitive form.
Exercise of Currency Warrants.
          Unless otherwise provided in the prospectus supplement, each currency warrant will entitle the owner to the cash settlement value of the currency warrant on the applicable exercise date. If not exercised prior to a specified time on the fifth business day preceding the currency warrant expiration date, currency warrants will be automatically exercised on the currency warrant expiration date.

Listing.
          Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a pre-condition to the sale of any currency warrants, unless otherwise provided in the prospectus supplement. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the exchange, currency warrants not previously exercised will be automatically exercised on the date the delisting or permanent trading suspension becomes effective. The applicable currency warrant agreement will contain a covenant by us not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the applicable exchange.
Modifications.
          A currency warrant agreement and the terms of the currency warrants issued thereunder may be amended by the currency warrant agent and us, without the consent of the registered holders or beneficial owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the beneficial owners.
          The currency warrant agent and we also may modify or amend a currency warrant agreement and the terms of the currency warrants issued thereunder with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised currency warrants affected thereby, provided that no modification or amendment that decreases the strike price in the case of a currency put warrant, increases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose beneficial owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants, may be made without the consent of each beneficial owner affected thereby.
Enforceability of Rights by Holders; Governing Law.
          The currency warrant agent will act solely as our agent in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder thereof. The currency warrant agent will have no duty or responsibility in case of any default by us in the performance of our obligations under the currency warrant agreement or a currency warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us. Beneficial owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants. Except as may otherwise be provided in the prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by the laws of the State of New York.
Description of Indexed, Commodity and Other Warrants.
          We may issue (either separately or together with other offered securities) shelf warrants (the “offered shelf warrants”). Subject to compliance with applicable law, the offered shelf warrants may be issued for the purchase or sale of debt securities of, or guaranteed by, the United States, units of a stock index or stock basket or a commodity or a unit of a commodity index (collectively, “exercise items”). Shelf warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in the prospectus supplement. The shelf warrants will be issued under warrant agreements (each a “shelf warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “shelf warrant agent”), identified in the prospectus supplement.
          Because this section is a summary, it does not describe every aspect of the shelf warrants and shelf warrant agreement. We urge you to read the shelf warrant agreement because it, and not this description, defines your rights as a holder of shelf warrants. If we issue warrants, copies of the forms of the warrant agreement and the certificate evidencing the warrants will be incorporated by reference in the registration statement of which this prospectus is a part. You should refer to those documents for a more complete description of the warrants.
General.
          You should read the prospectus supplement for the terms of the offered shelf warrants, including the following:

•	The title and aggregate number of the shelf warrants.

•	The material risk factors relating to the shelf warrants.

•	The exercise items that the shelf warrants represent the right to buy or sell.

•	The procedures and conditions relating to the exercise of the shelf warrants.

•	The date on which the right to exercise the shelf warrants will commence and the date on which this right will expire.

•	The national securities exchange on which the shelf warrants will be listed, if any.

•	Any other material terms of the shelf warrants.
          The prospectus supplement will also set forth information concerning any other securities offered thereby and will contain a discussion of the federal income tax considerations relevant to the offering.
          If the shelf warrants relate to the purchase or sale of debt securities of, or guaranteed by, the United States, it is currently expected that the shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the amount and designation of the debt securities covered by each shelf warrant, whether the shelf warrants provide for cash settlement or delivery of the shelf warrants upon exercise and the national securities exchange, if any, on which the shelf warrants will be listed.
          If the shelf warrants relate to the purchase or sale of a unit of a stock index or a stock basket, the shelf warrants will provide for payment of an amount in cash determined by reference to increases or decreases in the stock index or stock basket. It is currently expected that these shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the terms of the shelf warrants, the stock index or stock basket covered by the shelf warrants and the market to which the stock index or stock basket relates and the national securities exchange, if any, on which the shelf warrants will be listed.
          If the shelf warrants relate to the purchase or sale of a commodity or a unit of a commodity index, the shelf warrants will provide for cash settlement or delivery of the particular commodity or commodities. It is currently expected that these shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the terms of the shelf warrants, the commodity or commodity index covered by the shelf warrants and the market, if any, to which the commodity or commodity index relates and the national securities exchange, if any, on which the shelf warrants will be listed.
          Shelf warrant certificates:

•	may be exchanged for new shelf warrant certificates of different denominations,

•	if in registered form, may be presented for registration of transfer, and

•	may be exercised, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement.
          Shelf warrants may be issued in the form of a single global shelf warrant certificate registered in the name of the nominee of the depositary of the shelf warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by us, for an interest in a global shelf warrant certificate, as set forth in the applicable prospectus supplement. Prior to the exercise of their shelf warrants, holders thereof will not have any rights under the warrants:

•	to purchase or sell any debt securities of, or guaranteed by, the United States or to receive any settlement value therefor,

•	to purchase or sell any commodities or to receive any settlement therefor, or

•	to receive any settlement value in respect to any unit of a commodity index or stock index or stock basket.
Exercise of Shelf Warrants.
          Each offered shelf warrant will entitle the holder to purchase or sell such amount of debt securities of, or guaranteed by, the United States at the exercise price, or receive the settlement value in respect of a stock index, stock basket, commodity or commodity index, as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the shelf warrants or as otherwise set forth in the prospectus supplement. Shelf warrants may be exercised at any time on the dates set forth in the prospectus supplement relating to the shelf warrants or as may be otherwise set forth in the prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, after the close of business on the applicable expiration date (as that date may be extended by us), unexercised shelf warrants will be void.
          Unless otherwise provided in the prospectus supplement, offered shelf warrants may be exercised by delivery of a properly completed shelf warrant certificate to the shelf warrant agent and, if required and if the shelf warrant does not provide for cash settlement, payment of the amount required to purchase the exercise items purchasable upon exercise. Shelf warrants will be deemed to have been exercised upon receipt of the shelf warrant certificate and any payment, if applicable, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement and we will, as soon as practicable thereafter, buy or sell the debt securities of, or guaranteed by, the United States or pay the settlement value therefor. If fewer than all of the shelf warrants represented by the shelf warrant certificate are exercised, a new shelf warrant certificate will be issued for the remaining shelf warrants. The holder of an offered shelf warrant will be required to pay any tax or other governmental charge that may be imposed.
Modifications.
          A shelf warrant agreement and the terms of the shelf warrants issued thereunder may be amended by the shelf warrant agent and us, without the consent of the holders or the owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, for the purpose of appointing a successor depositary, for the purpose of issuing shelf warrants in definitive form, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the owners.
          The shelf warrant agent and we also may modify or amend a shelf warrant agreement and the terms of the shelf warrants issued thereunder with the consent of the owners of not less than a majority in number of the then outstanding unexercised shelf warrants affected thereby, provided that no modification or amendment that decreases the exercise price in the case of put warrants, increases the exercise price in the case of call warrants, shortens the period of time during which the shelf warrants may be exercised or otherwise materially and adversely affects the exercise rights of the holders of the shelf warrants or reduces the number of outstanding shelf warrants the consent of whose owners is required for modification or amendment of the shelf warrant agreement or the terms of the shelf warrants, may be made without the consent of each owner affected thereby.

Risk Factors Relating to the Shelf Warrants.
          The shelf warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable exercise item, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the shelf warrants and will be more fully described in the prospectus supplement.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
          We may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of either class or both classes of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units, consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.
          The prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.
PLAN OF DISTRIBUTION OF THE OFFERED SECURITIES
          The offered securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through the firms or other firms acting alone or through dealers. We may also sell the offered securities directly or through agents to investors. The prospectus supplement will contain the names of any agents, dealers or underwriters involved in the sale of the offered securities described in this prospectus, the applicable agent’s commission, dealer’s purchase price or underwriter’s discount and our net proceeds.
          The prospectus supplement will describe any underwriting compensation that we pay to underwriters or agents in connection with the offering of offered securities and any discounts, concessions or commissions that the underwriters allow to participating dealers. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any discounts and commissions that the underwriters receive and any profit that they realize on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act.
          If any underwriters are utilized in the sale of the offered securities, we will execute an underwriting agreement with the underwriters at the time an agreement for the sale is reached. The underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities if any are purchased. In connection with the sale of offered securities, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent.
          The underwriters may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Under the underwriting agreements, underwriters, dealers and agents who participate in the distribution of the offered securities, may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act or contribution with respect to payments that the underwriters, dealers or agents may be required to make. The underwriters of an underwritten offering of offered securities will be listed in the prospectus supplement relating to an offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be listed on the cover of the prospectus supplement.
          If indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our offered securities at the public offering price given in the prospectus supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold under the contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the offered securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by contracts.
          Agents and underwriters will have no responsibility in respect of the delivery or performance of the contracts.
          Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries and the trustees in the ordinary course of business.
          The offered securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for the offered securities.
LEGAL MATTERS
          The validity of the offered securities will be passed upon for us by Hunton & Williams, Richmond, Virginia.
EXPERTS
          The financial statements incorporated in this prospectus by reference from Lowe’s Annual Report on Form 10-K for the fiscal year ended January 28, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          With respect to the unaudited interim financial information for the periods ended April 28, 2000 and April 30, 1999, July 28, 2000 and July 30, 1999, and October 27, 2000 and October 29, 1999 which is incorporated by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 28, 2000, July 28, 2000 and October 27, 2000 and incorporated by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

$1,000,000,000
$500,000,000 5.0% Notes due October 15, 2015
$500,000,000 5.5% Notes due October 15, 2035

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Wachovia Securities
Banc of America Securities LLC
JPMorgan
SunTrust Robinson Humphrey
Piper Jaffray
Wedbush Morgan Securities Inc.
BB&T Capital Markets
BNY Capital Markets, Inc.
Morgan Keegan & Company, Inc.
Wells Fargo Securities
BNP Paribas
Barclays Capital
LaSalle Financial Services, Inc.
NatCity Investments, Inc.
Ramirez & Co., Inc.
SBK-Brooks Investment Corp.
October 3, 2005